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Exhibit 10.13

Axcelis Technologies, Inc.
Non-Employee Director Cash Compensation at March 4, 2016

        This Exhibit discloses the current understandings with respect to cash compensation between Axcelis Technologies, Inc. (the "Company") and each of its non-employee directors. Axcelis provides cash retainers to its non-employee directors, as follows:

Annual Cash Retainers, paid quarterly in advance
Board Member Retainer	$50,000
Independent Chairman Premium	$20,000
Committee Chairman Retainers
Audit Committee Chairman	$15,000
Compensation Committee Chairman	$10,000
Nominating and Governance Committee Chairman	$7,500
Technology Committee Chairman	$7,500
Committee Member (not Chairman) Retainers
Audit Committee Member	$10,000
Compensation Committee Member	$7,500
Nominating and Governance Committee Member	$5,000
Technology Committee Member	$5,000

        Non-employee directors also receive reimbursement of out-of-pocket expenses incurred in attending Board and committee meetings. Non-employee directors do not receive any Company-paid perquisites.

        The Board of Directors may, from time to time, form committees in addition to the Audit, Compensation, Nominating and Governance and Technology Committees and set compensation for service on such additional committees.

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  Exhibit 10.13
Axcelis Technologies, Inc. Non-Employee Director Cash Compensation at March 4, 2016